Exhibit (e)(20)

January 21, 2014

Southwire Company

Cubs Acquisition Corporation

One Southwire Drive

Carrollton, Georgia 30119

Attention: Floyd W. Smith

Fax: (770) 832-5712

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Thomas W. Christopher and Michael P. Brueck

fax: (212) 446-4900

Re:	Coleman Cable, Inc. – Tender and Support Agreement

The DB 2006 Trust entered into that certain Tender and Support Agreement (the “Tender and Support Agreement”), dated as of December 20, 2013, with respect to 1,359,134 shares of common stock of Coleman Cable, Inc. held by The DB 2006 Trust (the “Shares”).

On January 21, 2014, The DB 2006 Trust will transfer all the Shares to The David Bistricer 2013 Trust (the “Transfer”). The beneficiaries of The David Bistricer 2013 Trust are members of David Bistricer’s family. Marc Bistricer is the trustee of The David Bistricer 2013 Trust and has all necessary power and authority to execute and deliver this letter and, upon the execution and delivery of this letter by Marc Bistricer as trustee, this letter will constitute a legal, valid and binding obligation of The David Bistricer 2013 Trust.

Pursuant to the Section 4.1 of the Tender and Support Agreement, The DB 2006 Trust is permitted to make the Transfer, provided that in connection with the Transfer, The David Bistricer 2013 Trust agrees in a written document to be bound by the terms of the Tender and Support Agreement. The David Bistricer 2013 Trust hereby agrees to be bound by the terms of the Tender and Support Agreement.

[signature page to follow]

THE DAVID BISTRICER 2013 TRUST

By:	/s/ Marc Bistricer

Name:	Marc Bistricer
Title:	Trustee